Exhibit 3.53

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:30 PM 11/13/2002 020700917 – 3583549

CERTIFICATE OF INCORPORATION

OF

RETAIL MARKETING SERVICES CORPORATION

1. The name of the Corporation is: Retail Marketing Services Corporation.

2. The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is (1,000) and the par value of each of such shares is One Cent ($. 01). All such shares are of one class and are shares of Common Stock.

5. The board of directors of the Corporation shall have the power to make, adopt, alter, amend or repeal the by-laws of the Corporation. The election of directors of the Corporation need not be by written ballot.

6. The name and mailing address of the incorporator of the Corporation are:

Jonathan A. Siegel

Synapse Group, Inc.

4 High Ridge Park

Stamford, CT 07905

7. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

THE UNDERSIGNED, being the sole incorporator of the Corporation, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby sign this Certificate of Incorporation this 6th day of November, 2002.

/s/ Jonathan A. Siegel
Jonathan A. Siegel
Sole Incorporator

STATE OF DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

Retail Marketing Services Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That, by written consent to action in lieu of a meeting, the Board of Directors of Retail Marketing Services Corporation duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that it is advisable that the name of this Corporation be changed to “Synapse Retail Ventures, Inc.” and that accordingly Article FIRST of the Certificate of Incorporation of the Corporation shall be amended to read as follows:

“The name of the Corporation is: Synapse Retail Ventures, Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors and by means of a written consent to action in lieu of a meeting of the sole stockholder of said Corporation, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Retail Marketing Services Corporation has caused this certificate to be signed by Jonathan A. Siegel, an Authorized Officer, this 27 day of February, A.D. 2004.

By:	/s/ Jonathan A. Siegel
Jonathan A. Siegel
Executive Vice President,
Corporate General Counsel and
Assistant Secretary

State of Delaware Secretary of State Division of Corporations Delivered 01:09 PM 03/03/2004 FILED 12:52 PM 03/03/2004 SRV 040161803 - 3583549 FILE

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 03/07/2011 FILED 08:00 AM 03/07/2011 SRV 110270280 – 3583549 FILE

STATE OF DELAWARE

CERTIFICATE FOR RENEWAL

AND REVIVAL OF CHARTER

The corporation organized under the laws of the State of Delaware, the charter of which was voided for non-payment of taxes and/or for failure to file a complete annual report, now desires to procure a restoration, renewal and revival of its charter pursuant to Section 312 of the General Corporation Law of the State of Delaware, and hereby certifies as follows:

1. The name of the corporation is Synapse Retail Ventures, Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 1209 Orange Street (street), in the City of Wilmington, County of New Castle Zip Code 1980). The name of the Registered Agent at such address upon whom process against this Corporation may be served is The Corporation Trust Company.

3. The date of filing of the Corporation’s original Certificate of Incorporation in Delaware was 11/13/2002.

4. The renewal and revival of the charter of this corporation is to be perpetual.

5. The corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 2010, at which time its charter became inoperative and void for non-payment of taxes and/or failure to file a complete annual report and the certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

By:	/s/ John Kinney
Authorized Officer

Name:	John Kinney
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